Exhibit 4.2

UCOMMUNE GROUP HOLDINGS LIMITED

Number	Class A Ordinary Share(s)

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000 divided into 500,000,000 Ordinary Shares of par value of US$0.0001 each,

comprising (a) 400,000,000 Class A Ordinary Shares of par value of US$0.0001 each and

(b) 100,000,000 Class B Ordinary Shares of par value of US$0.0001 each

THIS IS TO CERTIFY THAT                             is the registered holder of                     Class A Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the	day of	by:

DIRECTOR